UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2014

The following information supplements and amends the proxy statement of Achillion Pharmaceuticals, Inc., first made available to our stockholders on April 18, 2014, in connection with the solicitation of proxies by our board of directors for the 2014 annual meeting of stockholders to be held on Tuesday, June 3, 2014, at 9:00 a.m., local time at our corporate offices located at 300 George Street, New Haven, Connecticut 06511, and for any adjournments or postponements thereof. This supplement to the proxy statement is being filed with the Securities and Exchange Commission on May 23, 2014.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders who owned shares of our common stock at the close of business on April 9, 2014, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements thereof.

At the annual meeting, we are requesting, among other matters, that our stockholders approve an advisory vote on executive compensation. This supplement to the proxy statement is intended to provide to our stockholders additional information regarding executive compensation. We are not modifying the terms of any proposal or introducing any additional proposals to be voted on at the annual meeting.

We have historically granted equity awards to our officers, directors, employees, consultants and advisors pursuant to our 2006 stock incentive plan, as amended, which we refer to as our 2006 Plan. As we disclosed in the proxy statement, in May 2013, our board of directors appointed Dr. Milind Deshpande, our then President of Research and Development and Chief Scientific Officer, to the positions of President and Chief Executive Officer. In connection with his promotion, on May 28, 2013, the compensation committee of our board of directors granted to Dr. Deshpande a stock option pursuant to the 2006 Plan to purchase 600,000 shares of our common stock at an exercise price of $7.59, which was the closing price of our common stock on the NASDAQ Global Stock Market on the date of grant. We refer to this grant as the “promotion grant.” On December 17, 2013, in connection with its annual review of executive compensation for all of our executive officers, our compensation committee granted to Dr. Deshpande a stock option pursuant to the 2006 Plan to purchase 400,000 shares of our common stock at an exercise price of $3.02, which was the closing price of our common stock on the NASDAQ Global Stock Market on the date of grant. We refer to this grant as the “annual performance grant.” The proxy statement sets forth further information about the promotion grant and the annual performance grant, including a discussion and analysis of how and why the compensation committee determined to make both such grants to Dr. Deshpande.

Pursuant to Section 4(b)(1) of the 2006 Plan, the maximum number of shares of common stock with respect to which awards may be granted to any one participant is limited to 750,000 shares per calendar year. This per-participant limit is intended to enable certain awards pursuant to the 2006 Plan to qualify as “performance-based compensation” such that those awards are not subject to tax deduction limitations under Section 162(m) of the Internal Revenue Code, as amended, or the Code. As further described in our proxy statement, Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if applicable Section 162(m) requirements, such as inclusion of and compliance with a per-participant limit on awards, are met.

We recently determined that Dr. Deshpande was inadvertently granted a stock option award on December 17, 2013 that exceeded the per-participant plan limit for calendar year 2013 by 250,000 shares. Accordingly, on May 23, 2014, Dr. Deshpande entered into a letter agreement with us whereby he consented to the rescission by the compensation committee of 250,000 shares of common stock underlying the annual performance award. Following Dr. Deshpande’s consent, on May 23, 2014, the compensation committee rescinded the annual performance option with respect to 250,000 shares of common stock underlying such grant. On that same date, the compensation committee also granted Dr. Deshpande a new stock option to purchase 250,000 shares of common stock at an exercise price of $3.02, which is the same exercise price as the annual performance award, and is greater than the $2.83 per share closing price of our common stock on the NASDAQ Global Stock Market on the date of grant. This new stock option award will count against the 2014 per-participant limit rather than the 2013 per-participant limit, and will vest as to 25% of the shares underlying the award on December 17, 2014 and as to an additional 6.25% of the shares underlying the award every three months thereafter. In determining to make this award, the compensation committee considered the continuing existence of the various factors upon which it determined to make the original annual performance grant, as further described in the proxy statement.

The information provided above may be deemed “additional soliciting materials” within the meaning of the Exchange Act.